        Exhibit 10.b viii
Stock Appreciation Right Agreement
CURRENT DATE
RECIPIENT NAME
ADDRESS LINE 1
ADDRESS LINE 2
CITY, POSTAL CODE
COUNTRY

Dear RECIPIENT TITLE & LAST NAME:
On behalf of Masco Corporation (the “Company”), I am pleased to inform you that the Company’s Talent and Compensation Committee (the “Committee”) approved the grant, and the Company granted you, an award on DATE OF GRANT (the “Grant Date”) of Stock Appreciation Rights (“SAR”) under the Masco Corporation 2014 Long Term Stock Incentive Plan (the “Plan”) of # of UNITS GRANTED representing # of SHARES of the Common Stock of the Company, par value U.S. $1.00 per share (the “Common Stock”), on the terms and subject to the conditions hereinafter set forth. This letter states the terms of the SAR and contains other provisions which on your acceptance commit the Company and you, so you are urged to read it carefully.
Base Value of a Unit. Each Unit shall have a base value of U.S. $[GRANT DATE FV], subject to adjustment as hereinafter provided (the “Base Value”).
Economic Entitlement of a Unit (“Spread”). During the periods in which the SAR is exercisable, a Unit shall entitle you to an amount equal to the “Spread” in the Unit on the date you choose to exercise the SAR in respect of that Unit. For this purpose “Spread” shall mean an amount equal to the current market price per share of Common Stock on the date you exercise the SAR less the Base Value of a Unit.
When exercisable. This SAR is, subject to the provisions set forth below on pages 2 to #, exercisable cumulatively in installments in the following manner:
1/3 of the Units: 1 year after the Grant Date
1/3 of the Units: 2 years after the Grant Date
Remaining 1/3 of the Units: 3 years after the Grant Date
All installments of the SAR as above described must be exercised no later than ten years following the Grant Date (the “SAR Expiration Date”); all unexercised installments shall lapse without compensation, i.e. the right to the Spread shall be of no further effect after the SAR Expiration Date.
Payment on Exercise. Subject to the provisions set forth below on pages 2 to #, upon receipt of written notice of exercise, the Company will pay to you in cash (subject to any

        Exhibit 10.b viii
applicable taxes or charges) the amount, determined at that time, calculated by multiplying the Spread by the number of its Units exercised, which shall then be converted, as determined by the Committee, into Canadian dollars or the local currency of your residence at the then current exchange rate. Notwithstanding the foregoing, at its option, the Company may deliver to you upon exercise, the number of whole shares of Common Stock determined by multiplying the Spread by the number of Units being exercised and dividing the product thereof by the then market price of a share of the Common Stock, with the value of a fractional share, if any, paid in cash (subject to any applicable taxes or charges). You shall have no right to receive any payment on account of any dividend or other distribution on the Common Stock except to the extent you receive share of Common Stock under the preceding sentence and then only to the extent declared after the date receipt of your written notice of exercise.
Termination of Employment. If your employment with the Company or any of its subsidiaries terminates for any reason, other than your death or permanent and total disability or your retirement as provided below, all remaining unexercisable installments of the SAR shall thereupon lapse without payment.
•Disability. If prior to the expiration date of the SAR your employment is terminated by reason of permanent and total disability, all unexercisable installments of the SAR shall thereupon become exercisable and shall remain exercisable until the SAR Expiration Date.
•Death. If you die, then all unexercisable installments of the SAR shall thereupon become exercisable and, at any time or times within one year after death the SAR may be exercised, as to all or any of the Units which have not been exercised, by the person or persons designated in writing by you in such form of beneficiary designation as may be approved by the Committee, or failing designation by your personal representative, executor or administrator or the person or persons to whom the SAR is transferred by will or the applicable laws of descent and distribution. The Company may decline to recognize the rights of a designated beneficiary until it receives indemnity against claims of third parties satisfactory to the Company. Except as so exercised, the SAR shall expire at the end of such period.
•Retirement. If you have remained employed by the Company for one year after the Grant Date, then upon your normal retirement date (as provided at the time of your retirement under the most recent retirement-type plan of which you are a participant) or you attain age 55 and have at least 10 years of continuous employment with the Company or any of its subsidiaries, the SAR shall continue and shall become exercisable as though your employment had not been terminated until unexercised SAR shall expire.
Change in Control. Notwithstanding any other provision of this agreement, you agree to the following provisions.

        Exhibit 10.b viii
•Change in Control in the Company. In the case of a Change in Control of the Company, all Units shall immediately become exercisable in full. A Change in Control shall have the meaning given to that term in the Plan.
•Change in Control in your Employer. As of the date, on which the Company or the subsidiary which employs you is no longer owned by the Company or an affiliate of the Company, any and all unexercisable installments of the SAR shall lapse without compensation, whereby exercisable installments of the SAR must be exercised within one month of the date of the respective change in control taking effect, otherwise they will also lapse without compensation. If your employment is transferred to a company (e.g. by virtue of an asset or business transfer (i.e. a transfer of an undertaking under European laws)) that is not owned by the Company or an affiliate of the Company, this shall also be regarded as a change in control in your employer and the rules above apply.
Repayment of Subject SAR. If your employment with the Company or any of its subsidiaries is terminated without notice for gross misconduct and if any installments of the SAR became exercisable within the two year period prior to the date on which you receive your termination notice (such installments being referred to as the “Subject SAR”), by accepting this SAR you agree that the following provisions will apply:
Upon the demand of the Company, you will pay to the Company in cash within 30 days after the date on which you receive your termination notice the amount of income realized from the exercise of any Subject SAR, net of all taxes payable on the amount of such income, plus all costs and expenses of the Company in any effort to enforce its rights hereunder and
Any right you would otherwise have, pursuant to the terms of this agreement, to exercise the Subject SAR on or after the date on which you receive your termination notice, no longer applies as of the date on which you receive your termination notice.
The Company shall have the right within the applicable pledging limits to set off or withhold any amount owed to you by the Company or any of its subsidiaries or affiliates for any amount owed to the Company by you hereunder.
    Clawback upon Restatement. In the event that the Company has a restatement of its financial statements, other than as a result of changes to accounting rules and regulations, the following provisions will apply:
Upon the demand of the Company, you will pay to the Company in cash within 30 days after the day in which you receive notice from the Company the amount of income realized from the exercise of any SAR, net of all taxes payable on the amount of such income, plus all costs and expenses of the Company in any effort to enforce its rights hereunder or cash which you may have received (or which you are deemed to have received) as a result of any cash incentive compensation payment, and your rights to unexercisable installments of SAR under this award with respect to which payments

        Exhibit 10.b viii
have not yet been made shall thereupon be extinguished (whether or not you may then be an employee, consultant or director of the Company or any of its affiliates, and whether or not your or any other person’s misconduct may have caused such restatement), provided that such payment or grant was paid or granted during the three-year period preceding the date of restatement of such restated financial results.
The Company retains discretion regarding the application of these provisions and shall have the right within the applicable pledging limits to set off or withhold any amount owed to you by the Company or any of its subsidiaries or affiliates for any amount owed to the Company by you hereunder.
    Prohibited Activities. You agree, in the consideration for this award of SAR, and regardless of whether the SAR is exercisable, while you are employed or retained as a consultant by the Company or any of its subsidiaries not to engage in, and not to become associated in a “Prohibited Capacity” (as hereafter defined) with any other entity engaged in, any “Business Activity” (as hereafter defined) and not to encourage or assist others in encouraging any employee of the Company or any of its subsidiaries to terminate employment or to become engaged in any such Prohibited Capacity with an entity engaged in any Business Activities.
•“Business Activities” shall mean the design, development, manufacture, sale, marketing or servicing of any product or service that is competitive with any products or services offered by the Company or any subsidiary or affiliate of the Company at any time while this award is outstanding.
•“Prohibited Capacity” shall mean being associated with an entity as an employee, consultant, investor or another capacity where (1) confidential business information of the Company or any of its subsidiaries could be used as fulfilling any of your duties or responsibilities with such other entity, (2) any of your duties or responsibilities are similar to or include any of those you had while employed or retained as a consultant by the Company or any of its subsidiaries, or (3) an investment by you in such other entity represents more than 1% of such other entity’s capital stock, partnership or other ownership interests.
Code Section 409A Compliance. If any provision of this agreement would result in the imposition of an excise tax under Section 409A of the Internal Revenue Code and regulations and Treasury pronouncements (“Section 409A”), that provision will be reformed to avoid imposition of the excise tax and no action taken to comply with Section 409A shall be deemed to impair the benefit under this agreement.
General. Your rights hereunder may not be sold, assigned, encumbered or otherwise transferred except for payments that may be made to the person or persons entitled to receive such payments in the event of your death, as provided above. The obligations owed to you hereunder are solely those of the funds to satisfy its obligations, and you shall not have a claim against specific assets of the Company or any of its subsidiaries. You acknowledge that the Company shall not have any obligation to you hereunder, and you further acknowledge that you

        Exhibit 10.b viii
do not have any claims against the Company or any of its subsidiaries for any salary, bonus or other form of compensation (other than compensation owing from the Company accrued in the ordinary course of business). You agree that you shall have no rights hereunder against the Company as a stockholder or otherwise.
The Committee shall have the authority, consistent with this agreement, to interpret this agreement and to make all calculations and determinations required, including determination as to fair market value; applicable foreign currency rates; whether an entity is a subsidiary or an affiliate of the Company; the manner of compliance with applicable tax withholding requirements; and the adjustments, if any, as the Committee, in its sole discretion, shall deem appropriate in the number and kind of underlying securities or other property to which the SAR relate in the event of any change in the capital stock of the Company, any special distribution to the Company stockholders or any extraordinary transaction (including a merger, consolidation or liquidation) to which the Company is a party. All decisions, determinations and interpretations of the Committee hereunder shall be final and binding upon you.
The Committee may at any time amend this agreement for the purpose of satisfying the requirements of changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, provided that without your consent no such amendment shall adversely affect your rights hereunder.
By accepting this award you: (a) agree to comply with the requirements of applicable laws with respect to withholding or providing for the payment of required taxes; (b) acknowledge that (1) all of your rights to this award are embodied in this agreement, and (2) this award and acceptance of this award does not imply commitment by the Company, a subsidiary or affiliated company to your continued employment or consulting relationship; and (c) agree to promptly provide such information with respect to the SAR, as may be requested by the Company or any of its subsidiaries or affiliates.
The agreement shall be governed by and interpreted in accordance with Michigan law.
The headings set forth herein are for informational purposes only and are not a substantive part of this agreement.
Please complete your mailing address as indicated below and sign, date and return one copy of this agreement to the Company as soon as possible. This award of SAR will not become effective until such signed copy is received by the Company. No translation of this Stock Appreciation Right Award Agreement into any language shall have any validity or legal effect, and all rights and obligations shall be determined in accordance with this document.
Very truly yours,
MASCO CORPORATION
By:____________________________
I hereby accept and agree to the foregoing terms and conditions.

        Exhibit 10.b viii
_____________________________
(Signature of Recipient)
                        _____________________________

                        _____________________________

                        _____________________________
(Mailing Address of Recipient)

Dated:_______________________